Exhibit 99.1

                WAUSAU PAPER 2004 EARNINGS INCREASE 29 PERCENT


MOSINEE, WIS..JAN. 26, 2005..Wausau Paper (NYSE:WPP) today reported fourth-quarter earnings of $5.1 million, or $0.10 per diluted share, compared with $5.3 million, or $0.10 per diluted share, in the fourth quarter of 2003. Fourth-quarter 2004 earnings include after-tax losses of $0.02 per diluted share related to the start-up and operation of Printing & Writing's newly acquired Brainerd mill, and stock incentive charges of $0.01 per diluted share. Prior-year fourth-quarter earnings included stock incentive charges of $0.01 per diluted share. Net sales increased 10 percent to $262.4 million from $239.3 million last year while shipments increased 3 percent. Average selling price improved in each of the company's three business segments with the most significant gains occurring within Towel & Tissue and Specialty Products.

Net earnings for the year increased 29 percent to $20.4 million, or $0.39 per diluted share, from $15.9 million, or $0.31 per diluted share, in 2003. Net sales increased 7 percent to $1,040.7 million from $971.4 million last year while shipments increased 2 percent. Current-year results include after-tax losses of $0.02 per diluted share related to the start-up and operation of the Brainerd mill and stock incentive charges of $0.03 per diluted share. Prior-year earnings included stock incentive charges of $0.02 per diluted share.

"Wausau Paper made strong progress in 2004 despite only modest improvement in market conditions," commented Thomas J. Howatt, president and CEO. "Full-year earnings increased nearly 30 percent, with profit improvements in two of our three business segments, and net sales exceeded $1 billion for the first time in company history. Much of this improvement can be attributed to continuing progress in our strategic initiatives - new product development, pursuit of niche markets, operational excellence, and benchmark service to our customers," Mr. Howatt continued. "Revenues from products developed within the last three years substantially exceeded our corporate goal of 25 percent; productivity increased 2 percent, double our goal for the year; and cost-reduction results exceeded our goal of 2 percent of prior year cost of sales."

In the fourth quarter, Specialty Products achieved its 10th consecutive quarter of year-over-year improvement with operating profits of $6.4 million, more than double the $2.6 million earned a year ago. Net sales and shipments increased 13 percent and 4 percent, respectively. "Selling price increases, sales mix improvements and operational efficiency gains helped drive quarterly profits to their highest level in more than five years," Mr. Howatt said. "Crisp execution over the last three years has created strong momentum, positioning Specialty Products as a solid profit contributor."

Printing & Writing reported fourth-quarter operating profits of $0.4 million, compared with $3.4 million last year. Current-year results included fiber and energy cost increases of more than $4 million and pre-tax operating losses of $1.9 million related to the mid-November start-up and fourth-quarter operation of the Brainerd mill. Net sales and shipments increased 8 percent and 5 percent, respectively. "Despite soft fourth-quarter demand and highly competitive pricing, Printing & Writing gained share in its target markets, with consumer products and premium paper shipments increasing 32 percent and 12 percent, respectively," said Mr. Howatt. "While quarterly profits were unfavorably affected by start-up expenses, the acquisition of the Brainerd mill will allow us to expand our sales of higher-margin premium papers and improve long-term profitability."

Towel & Tissue reported fourth-quarter operating profits of $7.9 million, compared with $8.7 million last year. Net sales increased 8 percent while shipments declined 2 percent. "Selling price increases and mix improvements could only partially offset higher costs in the quarter including wastepaper, purchased paper, and downtime associated with the planned replacement of a paper machine hood at the Middletown mill," Mr. Howatt explained. For the year, net sales and shipments increased 6 percent and 1 percent, respectively. "Shipments of our higher-margin value-added products increased 11 percent for the year," commented Mr. Howatt. "With only modest growth in the away-from-home towel and tissue market, this increase demonstrates the value of our niche-market focus."

Commenting on the outlook for 2005, Mr. Howatt said, "Market conditions remain mixed with uncoated freesheet demand lagging towel and tissue and specialty markets. We have proven our ability to gain market share and increase earnings in challenging market conditions and will once again leverage our strategic initiatives to drive improvement and fuel growth. Despite expected higher fiber prices and natural gas costs well above historical averages, we expect first quarter earnings to modestly exceed prior year results of $0.07 per share, assuming a first quarter impact from Brainerd operations comparable to the fourth quarter."

Wausau Paper's fourth-quarter conference call is scheduled for 11:00 a.m. (EST) on Thursday, January 27, and can be accessed through the Company's web site at www.wausaupaper.com under "Investor Information." A replay of the webcast will be available at the same site through February 3.

Wausau Paper produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                (tables follow)

                                 WAUSAU PAPER
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


(in thousands, except share amounts)

CONDENSED CONSOLIDATED STATEMENTS               Three Months                 Twelve Months
     OF OPERATIONS                          Ended December 31, (unaudited) Ended December 31,
                                                     2004       2003      2004(UNAUDITED)  2003
Net Sales                                     $    262,365 $   239,256   $ 1,040,717 $   971,444
Cost of Sales                                      232,103     210,773       923,176     868,547
  Gross Profit                                      30,262      28,483       117,541     102,897
Selling & Administrative Expense                    20,021      17,530        75,817      67,619
  Operating Profit                                  10,241      10,953        41,724      35,278
Interest Expense                                    (2,600)     (2,580)      (10,285)    (10,188)
Other Income / (Expense), Net                          456          71           939          90
  Earnings Before Income Taxes                       8,097       8,444        32,378      25,180
Provision for Income Taxes                           3,001       3,125        11,985       9,317
  Net Earnings                                $      5,096 $     5,319   $    20,393 $    15,863

  Net Earnings Per Share-Basic                $       0.10 $      0.10   $      0.39 $      0.31
  Net Earnings Per Share-Diluted              $       0.10 $      0.10   $      0.39 $      0.31
  Weighted Average Shares Outstanding-Basic     51,687,000  51,556,000    51,662,000  51,549,000
  Weighted Average Shares Outstanding-Diluted   52,033,000  51,732,000    51,937,000  51,663,000

CONDENSED CONSOLIDATED BALANCE SHEETS                     DECEMBER 31,  December 31,
                                                        2004(UNAUDITED)     2003
Current Assets                                          $  287,292      $  251,418
Property, Plant & Equipment, Net                           551,160         565,722
Other Assets                                                43,782          40,960
     Total Assets                                       $  882,234      $  858,100

Current Liabilities                                     $  147,750      $  115,004
Long-term Debt                                             161,833         162,174
Other Liabilities                                          215,559         230,606
Stockholders' Equity                                       357,092         350,316
     Total Liabilities & Stockholders' Equity           $  882,234      $  858,100

CONDENSED CONSOLIDATED STATEMENTS                              Twelve Months
       OF CASH FLOW                                         Ended December 31,
                                                         2004(UNAUDITED)   2003
Net Cash Provided by Operating Activities               $   70,737     $   63,105
Cash Provided by (Used in) Investing Activities:
    Capital Expenditures                                   (29,565)       (24,261)
    Acquisitions                                            (9,935)        (8,518)
    Proceeds on Property, Plant & Equipment Disposals           45             13
                                                           (39,455)       (32,766)
Cash Provided by (Used in) Financing Activities:
    Borrowings Under Credit Agreement                          500              0
    Payments Under Capital Lease Obligation                   (112)           (89)
    Dividends Paid                                         (17,560)       (17,527)
    Proceeds from Stock Option Exercises                     1,499            199
                                                           (15,673)       (17,417)
     Net Increase in Cash and Cash Equivalents          $   15,609     $   12,922

Note 1. Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition was accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition. The acquired assets are included in the Printing & Writing business segment.

Note 2. During the second quarter of 2003, the Company's Towel & Tissue Group reached a settlement of all claims of the parties in its previously announced patent litigation. As a result of the settlement, the Company recognized $4.2 million in pre-tax income as a fee for licensing certain patented dispenser technologies.

Note 3. On October 21, 2004, the Company acquired the assets of the Brainerd, Minnesota paper mill of the Missota Paper Company, LLC, for approximately $9.9 million. The purchase price has been allocated using the fair values of the acquired property, plant, and equipment. The Company assumed no liabilities of the mill. No goodwill or other intangible assets resulted from the transaction. The acquired assets are included in the Printing & Writing business segment.

Note 4. Interim Segment Information
        The Company's operations are classified into three principal reportable segments: Printing & Writing, Specialty Products and Towel & Tissue, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies.

        Printing & Writing produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; Groveton, New Hampshire; and Brainerd, Minnesota. Printing & Writing also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades.
        Specialty Products produces specialty papers at its manufacturing
              facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay,
        Maine. Towel & Tissue produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market. Towel & Tissue operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

        Sales, operating profit, and asset information by segment is as follows:

        (in thousands, except ton data)                DECEMBER 31, December 31,
                                                      2004(UNAUDITED)   2003
        Segment Assets
            Printing & Writing                         $  299,694  $  283,711
            Specialty Products                            324,408     334,079
            Towel & Tissue                                171,080     165,199
            Corporate & Unallocated*                       87,052      75,111
                                                       $  882,234  $  858,100

                                                       Three Months             Twelve Months
                                              Ended December 31,(unaudited)  Ended December 31,
                                                        2004      2003     2004(UNAUDITED) 2003
        Net Sales External Customers
            Printing & Writing                    $  100,987  $  93,896  $  404,859  $  395,836
            Specialty Products                       102,153     90,585     410,206     362,935
            Towel & Tissue                            59,225     54,775     225,652     212,673
                                                  $  262,365  $ 239,256  $1,040,717  $  971,444

        Operating Profit
            Printing & Writing                    $      392  $   3,425  $   10,038  $   12,880
            Specialty Products                         6,404      2,566      18,434       6,586
            Towel & Tissue                             7,861      8,669      29,148      28,691
        Total Reportable Segment Operating Profit     14,657     14,660      57,620      48,157
            Corporate & Eliminations                  (4,416)    (3,707)    (15,896)    (12,879)
            Interest Expense                          (2,600)    (2,580)    (10,285)    (10,188)
            Other Income/(Expense), Net                  456         71         939          90
                Earnings Before Income Taxes      $    8,097  $   8,444  $   32,378  $   25,180

                                                            Three Months          Twelve Months
                                                    Ended December 31,(unaudited) Ended December 31,
                                                             2004     2003   2004(UNAUDITED) 2003
        Depreciation, Depletion and Amortization
            Printing & Writing                        $    4,214 $   4,255  $   16,682 $   17,211
            Specialty Products                             5,962     6,086      23,917     24,613
            Towel & Tissue                                 4,627     4,574      18,177     18,218
            Corporate & Unallocated                          310       215       1,189        781
                                                      $   15,113 $  15,130  $   59,965 $   60,823

        Tons Sold
            Printing & Writing                            89,114    85,145     362,265    359,712
            Specialty Products                            85,772    82,869     348,887    334,183
            Towel & Tissue                                38,311    39,126     151,903    150,845
                                                         213,197   207,140     863,055    844,740

        *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.